Exhibit 99.(4)(ddd)

Amendment to

Sub-Advisory Agreement

THIS AMENDMENT is made as of September 18, 2025, between UBS ASSET MANAGEMENT (AMERICAS) LLC (formerly known as UBS Asset Management (Americas) Inc.) (“UBS AM”), a Delaware limited liability company, and massachusetts financial services company (d/b/a MFS Investment Management) (“Sub-Adviser”), a Delaware corporation.

WHEREAS, UBS AM, on behalf of PACE® Global Real Estate Securities Investments (the “Portfolio”), a series of PACE® Select Advisors Trust (the “Trust”), and Sub-Adviser have entered into a Sub-Advisory Agreement dated as of March 11, 2021 (the “Agreement”);

WHEREAS, the Trust’s Board of Trustees has approved a new fee rate to be paid under the Agreement;

NOW THEREFORE, the Agreement is modified and amended to reflect the following:

1.            Effective as of September 1, 2025, Section 5(a) of the Agreement is deleted in its entirety and replaced with the following:

5. Compensation.

(a)  For the services provided and the expenses assumed by the Sub-Adviser pursuant to this Agreement, UBS AM, not the Portfolio, will pay to the Sub-Adviser a fee, computed daily and payable monthly, at an annual rate of       % of the average daily net assets of the Portfolio or Segment allocated to its management (computed in the manner specified in the Management Agreement), and will provide the Sub-Adviser with a schedule showing the manner in which the fee was computed. If the Sub-Adviser is managing a Segment, its fees will be based on the value of the assets of the Portfolio within the Sub-Adviser’s Segment.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

[Signature page follows.]

IN WITNESS WHEREOF; the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

Attest:	UBS Asset Management (Americas) LLC

/s/ Mayoor Joshi	/s/ Eric Sanders
Name: Mayoor Joshi	Name: Eric Sanders
Title: Executive Director	Title: Director and Associate General

Massachusetts Financial Services Company
Attest:	(d/b/a MFS Investment Management)

/s/ Sean Kenney	/s/ Carol Geremia
Name: Sean Kenney	Name: Carol Geremia
Title: Co-Head of Global Distribution	Title: President

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